Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 333-232405 on Form S-8 and No. 333-157277 on Form S-3 of German American Bancorp, Inc. of our report dated February 27, 2024 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of German American Bancorp, Inc. for the year ended December 31, 2023.

/s/ Crowe LLP
Crowe LLP

Louisville, Kentucky
February 27, 2024